As filed with the Securities and Exchange Commission on November 17, 2025.

Registration No. 333-291078

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM F-10

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Anfield Energy Inc.

(Exact name of Registrant as specified in its charter)

British Columbia

(Province or other jurisdiction of incorporation or organization)

1000

(Primary Standard Industrial Classification Code Number, if applicable)

N/A

(I.R.S. Employer Identification No., if applicable)

2005-4390 Grange Street,

Burnaby, British Columbia, Canada V5H 1P6

(604)-669-5762

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

302-738-6680

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Corey Dias Anfield Energy Inc. 2005-4390 Grange Street, Burnaby, British Columbia Canada V5H 1P6 (604) 669-5762	Richard Raymer Dorsey & Whitney LLP 66 Wellington St West, Suite 3400, Toronto, Ontario Canada, M5K 1E6 (416) 367-7388	Sam Cole Cassels Brock & Blackwell LLP RBC Place 2200 - 885 West Georgia St., Vancouver, British Columbia Canada V6C 3E8 (604) 283-1485

Approximate date of commencement of proposed sale of the securities to the public:

From time to time after this Registration Statement becomes effective.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☒	upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☐	at some future date (check the appropriate box below):
	1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
	2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
	3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form F-10 is being filed solely for the purpose of deleting the language referring to further pre-effective amendment filings that was inadvertently included on the cover page of Amendment No. 1 to this Registration Statement. No changes or additions are being made hereby to the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus is being omitted from this filing.

EXHIBIT INDEX

Exhibit Number		Description
4.1	*	The annual information form of the Company dated July 15, 2025 for the fiscal year ended December 31, 2024

4.2	*	The audited consolidated financial statements of the Company for the fiscal years ended December 31, 2024 and December 31, 2023, together with the notes thereto and the auditor’s report thereon

4.3	*	The management’s discussion and analysis of the results of operations and financial condition of the Company for the fiscal year ended December 31, 2024

4.4

The unaudited condensed consolidated interim financial statements of the Company for the three and nine months ended September 30, 2025 and 2024, together with the notes thereto (incorporated by reference to Exhibit 99.2 of the Company’s Form 6-K filed with the SEC on November 14, 2025)

4.5

The management’s discussion and analysis of the results of operations and financial condition of the Company for the three and nine months ended September 30, 2025 and 2024 (incorporated by reference to Exhibit 99.1 of the Company’s Form 6-K filed with the SEC on November 14, 2025)

4.6	*	The management information circular of the Company dated May 7, 2025 prepared in connection with the annual general and special meeting of shareholders held on June 13, 2025

4.7	*

The material change report of the Company dated January 24, 2025, in respect of the closing of the equity financing whereby Uranium Energy Corp. acquired 107,142,857 common shares at a price of C$0.14 per common share for gross proceeds of $15 million

4.8	*

The material change report of the Company dated March 24, 2025, in respect of an amending agreement with Extract Advisors LLC to increase the existing credit facility dated September 26, 2023 by US$6,000,000

5.1	*	Consent of Dale Matheson Carr-Hilton LaBonte LLP

5.2	*	Consent of Douglas L. Beahm

5.3	*	Consent of Carl Warren

5.4	*	Consent of Harold H. Hutson

5.5	*	Consent of Terence P. McNulty

5.6	*	Consent of T.P. McNulty and Associates Inc.

5.7	*	Consent of BRS, Inc.

6.1	*	Powers of Attorney (contained on the signature page hereto).

7.1	*	Form of Debt Indenture.

107	*	Filing Fee Table.

*	Previously filed

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

A written Appointment of Agent for Service of Process and Undertaking on Form F-X for the Registrant and its agent for service of process was filed concurrently with the initial filing of this Registration Statement on Form F-10.

Any change to the name or address of the agent for service of process of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement on Form F-10.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 2 on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Country of Canada on November 17, 2025.

ANFIELD ENERGY INC.

By:	/s/ Corey Dias
Name: Corey Dias
Title: Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated and on the dates indicated.

Signature	Capacity	Date

/s/ Corey Dias Corey Dias	Chief Executive Officer and Director	November 17, 2025

/s/ Laara Shaffer Laara Shaffer	Chief Financial Officer and Director	November 17, 2025

* Ken Mushinski	Chairman and Director	November 17, 2025

* Jeff Duncan	Director	November 17, 2025

* Joshua D. Bleak	Director	November 17, 2025

* Stephen Lunsford	Director	November 17, 2025

* Don Falconer	Director	November 17, 2025

* John Eckersley	Director	November 17, 2025

* Ross McElroy	Director	November 17, 2025

*By	/s/ Corey Dias
Corey Dias Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Amendment No. 2 to the Registration Statement, in the capacity of the duly authorized representative of the Registrant in the United States, on November 17, 2025.

PUGLISI & ASSOCIATES (Authorized Representative in the United States)

/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director